Exhibit 99.1

Cash America Announces Intent to Acquire Ownership in 100 Pawn Locations in Mexico

FORT WORTH, Texas--(BUSINESS WIRE)--Cash America International, Inc. (NYSE: CSH) announced today that it has entered into a letter of intent to acquire an 80% ownership interest in a 100 store chain of pawnshops in Mexico. The transaction would allow Cash America to acquire what is believed to be the second largest privately owned pawn chain in Mexico through a majority purchase of the parent company which owns and operates the business. The operations, which are based in Mexico City, have locations in 16 Mexican states in the central region of the country under the brand name of “Prenda Fácil”. The acquisition is expected to be completed late in the fourth quarter of 2008 following the satisfactory completion of formal documentation, licensing, due diligence, financing and other matters customary in such transactions.

The terms of the acquisition call for Cash America to own 80% of Prenda Fácil after closing with the two current owners/management retaining the residual 20% interest. Consideration for the purchase is anticipated to include an initial payment of approximately $90 million in cash with a supplemental payment based on future performance after two and one-half years. The unaudited June 30, 2008 pawn loan receivables at Prenda Fácil were 236.6 million Mexican pesos (approximately $21.5 million). Cash America expects the transaction to be immediately accretive following the closing of the acquisition with the benefits expected to add to its 2009 results.

Commenting on the potential transaction with Prenda Fácil, Dan Feehan, President and Chief Executive Officer of Cash America International, Inc., said, “For many years we have evaluated various opportunities to expand our platform into Mexico because of the potential to serve its significant customer base. Today, we are pleased to announce that we have found a vehicle which would immediately establish a significant presence in Mexico, which is under the direction of a proven management team and has the potential for significant unit growth in the near term and for the years to come. This transaction also enhances our concentration of assets and revenue in our core pawn lending business.” Cash America proved its ability to manage and grow international pawn operations in Europe. In 1991 the Company acquired the largest chain of pawn shops in the United Kingdom and in 1994 it purchased the industry leader in Sweden. Both businesses grew significantly until the Company decided to focus exclusively on opportunities in North America and it sold both subsidiaries in September of 2004.

In other news, Cash America reported that it anticipates that changes announced by the Department of Banking in Pennsylvania related to its online offering of cash advance products will likely lead to the discontinuation of the product in that state early in 2009. Similarly, the State of Minnesota has announced changes in its governance of online cash advance products which could cause a material change to the economics of the product in that state late in 2008. In both cases the Company is reviewing these changes and related State laws to determine if alternatives exist to continue to offer economically feasible products to customers in those markets.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 928 total locations as of June 30, 2008. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 501 locations in 22 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 292 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in 33 states in the United States and in the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through its 135 franchised and Company-owned “Mr. Payroll” check cashing centers.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.cashnetusa.com
http://www.cashlandloans.com	http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the actions of third parties who offer products and services at the Company’s locations, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company's business, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100